Exhibit 99.p



MATTHEW 25 FUND, INC.
CODE OF ETHICS
April 18, 2002

Amended July 17, 2003



        Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") addresses conflicts of interest that arise from personal trading activities of investment company personnel. In particular, Rule 17j-1 prohibits fraudulent, deceptive or manipulative acts by such personnel in connection with their personal transactions in securities. The rule also requires an investment company to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts.

        Section 406 of the Sarbanes-Oxley Act of 2002 concerns the disclosure of a company's Code of Ethics. This Code of Ethics is meant to promote:

o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

o compliance with applicable laws and governmental rules and regulations;

o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

o accountability for adherence to the Code.

        This Code of Ethics has been adopted by the Board of Directors of the Matthew 25 Fund (the "Fund"). It is based on the principle that the Directors and Officers of the Fund owe a fiduciary duty to the Fund's shareholders to conduct their affairs, including their personal transactions, in such a manner as to avoid 1) serving their own interests ahead of the shareholders, 2) taking advantage of their position, and 3) any actual or potential conflicts of interest.

I.      Definitions.   As used in this Code of Ethics, the following terms
shall have the following meanings:

(a) "Adviser" shall mean Matthew 25 Management Corporation.

(b) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a person has or acquires. It includes ownership by a member of a person's immediate family (such as spouse, minor children and adults living in such person's home) and trusts of which such person or an immediate family member of such person is a trustee or in which any such person has a beneficial interest.

(c) "Security" shall have the same meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the United States Government, banker's acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

(d) "Transaction" shall mean any purchase, sale or any type of acquisition or disposition of securities.

II. Restrictions on Trading. Directors and officers are restricted from willfully purchasing, for beneficial ownership, securities that are held within the Fund's portfolio. In an effort to monitor trading activity, directors and officers are required to have brokerage confirmations or statements sent to the President of the Fund. These restrictions will help insure that our shareholders have first access to our investment ideas.

III. Prohibition on Certain Actions. Directors and officers of the Fund, in connection with the purchase or sale of securities, shall not:
	(a) employ any device, scheme or artifice to defraud the Fund

        (b) make any untrue statement of a material fact to the Fund, or to omit to state a material fact in an effort to mislead the Fund

        (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund

	(d) engage in any manipulative practice with respect to the Fund

IV. Code of Ethics of Adviser. All directors and officers of the Fund who are also directors, officers or employees of the Adviser are subject to the Code of Ethics of the Adviser, which is incorporated by reference herein.

V. Reporting to Board of Directors. If issues or concerns arise with regards to this Code of Ethics, the President of the Fund shall provide the Board of Directors with a report that describes such issues.

VI. Sanctions. If any director or officer violates any provisions set forth in this Code of Ethics, the directors shall impose sanctions as deemed appropriate including, but not limited to, a letter of censure, termination of position, or fines.







MATTHEW 25 MANAGEMENT CORP
CODE OF ETHICS
April 18, 2002

        The nature of our business places all directors, officers, and employees (collectively called "employees") of Matthew 25 Management Corp. (the "Adviser") in a fiduciary position. We must accept certain limitations as to our freedom of action with regard to personal financial matters. Our financial interest must at all times be subordinated to those of the Adviser's clients.

        It is impossible to anticipate every circumstance that could, in fact or in theory, cause a conflict of interest between employees of the Adviser and the clients of the Adviser (including, but not limited to, the Matthew 25 Fund, Inc.). Many of these are covered in this Code of Ethics. If there is any doubt in an employee's mind as to whether or not a possible conflict of interest is involved, he or she should consult Mark Mulholland, the Portfolio Manager and President of the Adviser.

        In addition, the use of inside information to trade in securities or to benefit in any way is strictly forbidden. Section VI highlights our policy on insider trading and the procedures in place to prevent it.

        Employees are reminded that compliance with the letter and intent of this Code of Ethics is essential to their employment by the Adviser.

I.      Definitions.   As used in this Code of Ethics, the following terms s
hall have the following meanings:

        (a)"Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether an employee is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that an employee has or acquires. It includes ownership by a member of an employee's immediate family (such as spouse, minor children and adults living in such person's home) and trusts of which such employee or an immediate family member of such employee is a trustee or in which any such employee has a beneficial interest.


        (b)"Security" shall be any security other than securities issued by the United States Government, banker's acceptances, and commercial paper.

        (c)"Transaction" shall be any purchase, sale or any type of acquisition or disposition of securities.

II. Restrictions on Trading. Employees are encouraged to choose investments in keeping with a long-term investment horizon in their personal accounts. The Adviser does not wish to have employees distracted by trading activities and believes that such activities invariably would detract from an employee's value to the firm and its clients.

        Similarly, employees are encouraged to manage their personal investments in such a manner that the performance of one particular investment does not distract the employee from his or her work.

        (a) Employees are restricted from willfully purchasing securities that are held within the portfolio. In an effort to monitor trading activity, employees are required to have brokerage confirmations or statements sent to Mark Mulholland. These restrictions will help insure that our clients have first access to our investment ideas.

        (b) Employees shall immediately report to Mark Mulholland any existing financial interest in any brokerage firm or related organization, and any personal employment or family member's employment by any brokerage firm related organization.

III. Restriction on Acceptance of Gifts, Etc. No employee shall accept any gift of material value, or any entertainment exceeding what is customary, from any client of the Adviser or from the client's estate or any broker/dealer, bank, corporation, or supplier of goods or services to the Adviser or its client. Any employee who receives an offer of either a gift or bequest of material value from any of the foregoing sources shall promptly report it to Mark Mulholland.

IV. Restrictions on Serving as Fiduciary. Employees shall not accept appointments as trustee, executor, administrator, guardian, conservator, adviser, partner, director, or other fiduciary without prior approval of Mark Mulholland.

V. Prohibition on Certain Actions. Employees, in connection with the purchase or sale of securities, shall not:
	(a) employ any device, scheme or artifice to defraud the client

        (b) make any untrue statement of a material fact to the client, or to omit to state a material fact in an effort to mislead the client

        (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the client

	(d) engage in any manipulative practice with respect to the client

VI. Restriction on Use of Inside Information. The Adviser strictly forbids any of its employees from trading on or relaying inside information for personal benefit or on behalf of others. This policy applies to every employee and applies to activities both within and outside of the realm of his or her employment.

        Insider trading is a breach of Federal Securities law and is subject to both civil and criminal penalties. In addition, the Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA), subsequently increases the civil and criminal penalties for trading on material, non-public information and broadens the scope of responsibility for preventing insider trading. The ITSFEA requires the Adviser establish and enforce a written policy on insider trading. The law also creates the concept of a "controlling person" which means that unless the Adviser establishes and enforces a policy to prohibit insider trading, the Adviser and its controlling persons may be held responsible and liable for any insider trading violations of its employees.

        (a) Insider Trading. Federal Securities laws do not define the concept of an insider or insider trading; the burden of proof is upon the individual and the firm to show that it did not break Federal Securities laws. Any dispute will be judged in court looking back with perfect hindsight. Insider trading is generally defined as the use of inside information to trade in securities or the communication of this information to others. The law prohibits:
                (i) Any trading by an insider in possession of material, non-public information;

                (ii) Any trading by a non-insider having inside information either disclosed by an insider in violation of his or her fiduciary duty to keep it confidential or misappropriated;

                (iii) The communicating of material, non-public information to others, also known as "tipping."

        (b) The Concept of the Insider. The concept of the insider is very broad. An insider includes employees, officers and directors of a company. Also included are persons associated with the company through a special, confidential relationship in the conducting of the company's affairs and who receive information solely for the company's purposes. These "insiders" can include but are not limited to, attorneys, consultants, accountants and financial printers.

        (c) What is Inside Information? Inside information is broadly defined to include two concepts: materiality and non-public. Material information is information that a reasonable investor would consider important in making an investment decision or is reasonably certain to have a substantial impact on the price of a company's securities. Such information is considered to be non-public until it has been disseminated to investors generally. The stock exchanges require that companies disclose information to the national news and business newswire services (i.e., Dow Jones News Service and Reuters), the national services (i.e., Associated Press), and The New York Times and The Wall Street Journal. In addition, information appearing in local newspapers, brokerage reports, and SEC documents are generally considered to be public.

        (d) Procedure Upon Receipt of Inside Information. The Adviser requires employees to report any information that he or she believes to be insider information to Mark Mulholland. The information should be reported even if the employee is unsure as to whether or not it represents inside information.

        Whenever an employee receives material, non-public information, he or she shall not:
		(i) Trade in the securities to which the information relates

		(ii) Tip the information to others

                (iii) Recommend purchases or sales on the basis of that information

                (iv) Disclose the information to anyone other than the Adviser's President

VII. Sanctions. If any employee violates any provisions set forth in this Code, the President of the Adviser shall impose such sanctions as he deems appropriate; including, but not limited to, a letter of censure or termination of employment, censure fines, freezing of one's personal account or securities in that account for a specified time frame.

VIII. Reporting to Board of Directors. If issues or concerns arise with regards to this Code of Ethics, Mark Mulholland shall provide the Board of Directors of the Matthew 25 Fund with a report that describes such issues.

IX. Compliance Education Program. As part of the Adviser's ongoing compliance education program, we have implemented the following procedures:
                (i) Review for New Employees. New employees will be given a copy of the Adviser's Code of Ethics and will be required to read and sign it. Mark Mulholland will be available to review the statement with the employee.
                (ii) Revisions. Any revisions of this statement will be distributed to all employees.

I acknowledge that I have read, and fully understand the Code of Ethics of Matthew 25 Management Corp.

Date:		___________________________

Signature:	___________________________

Title:		___________________________